Exhibit 5.1

National City Corporation
1900 East Ninth Street, Loc. 01-2174
Cleveland, Ohio 44114-3484
Phone: 216-222-3339
Fax: 216-222-2336
Email: carlton.langer@nationalcity.com

Carlton E. Langer
Senior Vice President and
Assistant General Counsel
Law Division
October 25, 2006
Ladies and Gentlemen:
     The law department has acted as counsel to National City Corporation (the “Company”) in connection with the Registration Statement on Form S-3 filed on October 25, 2006 with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”). The Registration Statement relates to the registration of certain classes of securities consisting of:
     (a) junior subordinated debt securities (the “Junior Subordinated Debt Securities”) to be issued from time to time under an indenture between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Junior Subordinated Indenture”), a form of which has been filed as an exhibit to the Registration Statement;
     (b) capital securities (the “Capital Securities”) of National City Capital Trust II, National City Capital Trust III and National City Capital Trust IV; and
     (c) guarantees of the Company with respect to the Capital Securities (the “Guarantees”) to be executed and delivered by the Company for the benefit of the holders of the Capital Securities.
     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the validity of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.
     Based on the foregoing and subject to such legal considerations as we have deemed relevant, we are of the opinion that:
     (1) When, in accordance with applicable law, appropriate corporate action has been taken to fix the terms of one or more issues of the Junior Subordinated Debt Securities under the Junior Subordinated Indenture and to authorize their issuance and sale, and when the Junior

Subordinated Debt Securities with the terms so fixed shall have been duly authenticated under the Junior Subordinated Indenture, and issued and sold as described in the prospectus included in the Registration Statement as it may at any time be amended, and in any prospectus supplement relating thereto, pursuant to and in a manner consistent with such corporate action, such Junior Subordinated Debt Securities will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Junior Subordinated Indenture.
     (2) When, in accordance with applicable law, appropriate corporate action has been taken to authorize the Company to execute and deliver the Guarantees and to authorize the execution and delivery of a guarantee agreement, substantially in the form of Exhibits 4.10 – 4.12 to the Registration Statement, (the “Guarantee Agreement”), and when such Guarantee Agreement shall have been duly executed and delivered by the Company and the Guarantee Trustee, as defined in such Guarantee Agreement, and when Guarantees with terms so fixed shall have been duly executed and delivered as specified in the related Guarantee Agreement, such Guarantees shall constitute valid and legally binding obligations of the Company.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us, as counsel for the Company under the caption “Experts” in the prospectus comprising a part of such Registration Statement.

Very truly yours,

Law Department of National City Corporation
/s/ Carlton E. Langer
By: Carlton E. Langer